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FINAL TRANSCRIPT

Conference Call Transcript

AMLN - Amylin Pharmaceuticals, Inc. at Cowen and Company Healthcare Conference

Safe Harbor Statement

This presentation contains forward-looking statements about Amylin.  Our actual results could differ materially from those discussed due to a number of factors, including: BYETTA and/or SYMLIN may be affected by competition, safety or other issues; clinical trials not being completed in a timely manner or achieving the intended clinical endpoints; NDAs or sNDAs not being submitted in a timely manner or receiving regulatory approval; expense reductions not being as large as we expect; our label update not being finalized in a timely manner; or manufacturing and supply issues.  The pace of market acceptance and rate of patient adherence may also affect the potential for BYETTA and/or SYMLIN.  These and other risks and uncertainties are described more fully in Amylin’s most recently filed Form 10-K.  Amylin disclaims any obligation to update these forward-looking statements.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This release may be deemed to be solicitation material in respect of the matters to be considered at the 2009 annual meeting of shareholders.  Amylin will be filing a proxy statement with the Securities and Exchange Commission (“SEC”).  INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and securityholders will be able to receive the proxy statement and other relevant documents free of charge at the SEC’s web site, www.sec.gov or from Amylin Investor Relations at 9360 Towne Centre Drive, San Diego, California 92121.

PARTICIPANTS IN SOLICITATION

Amylin and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the matters to be considered at the 2009 annual meeting of shareholders.  Information regarding the interests of Amylin’s directors and executive officers in the proxy contest will be included in Amylin’s definitive proxy statement.

Mar 17, 2009 / 8:00AM  ET, AMLN - Amylin Pharmaceuticals, Inc. at Cowen and Company Healthcare Conference

EVENT DATE/TIME: MAR 17, 2009 / 8:00AM  ET

CORPORATE PARTICIPANTS

Dan Bradbury

Amylin Pharmaceuticals, Inc. - President & CEO

CONFERENCE CALL PARTICIPANTS

Phil Nadeau

Cowen and Company - Analyst

PRESENTATION

Phil Nadeau  - Cowen and Company - Analyst

Good morning and welcome once again to Cowen and Company’s 29th Annual Healthcare Conference. I’m Phil Nadeau, a biotech analyst here at Cowen, and it’s my pleasure to introduce the first presenting company this morning, Amylin Pharmaceuticals.

These are exciting times for Amylin with two drugs on the market and LAR on the cusp of being filed with the FDA. CEO, Dan Bradbury, will give about a 20- to 25-minute talk in this room. There may be questions here — time for questions here and, if not, there is a breakout immediately following in the Tufts Room, which is right around the corner. Dan?

Dan Bradbury  - Amylin Pharmaceuticals, Inc. - President & CEO

Thanks, Phil. Good morning and top of the morning to you. Happy St. Patrick’s Day here in Boston and may the luck of the Irish be with you in the markets today.

So before I start just a reminder that most of the comments that I will be making will be about future plans for our organization and I intend to make a number of forward-looking statements, so please consult your SEC filings for a full description of our risks.

2009 is a year in which we are confident of our five-point plan that we have put in place to create value. That plan revolves around BYETTA, exenatide once weekly, SYMLIN, our obesity franchise, and improving our operating results.

With BYETTA we have the opportunity to leverage the inclusion at the end of last year of BYETTA in the ADA/EASD treatment guidelines and capitalize on the shifting patterns of treatment in the diabetes marketplace. We also had the opportunity to gain the approval for a new indication for BYETTA for monotherapy and at the same time get the label update as well to reflect new safety information.

Our number development goal in 2009 is to submit exenatide once weekly. In doing so, we will be leveraging the experience that we have had over the last four years with BYETTA. Accompanying that we will be executing the DURATION studies. These are studies designed to demonstrate that exenatide once weekly is superior to most other treatments for the treatment of diabetes, and indeed will enable us to position exenatide once weekly for a successful launch.

SYMLIN in 2008 grew by more than 30% and we intend to continue that growth rate in 2009.

With our obesity franchise we have two major clinical studies that are being completed. The first of those will complete in the third quarter, the second in the fourth quarter. At that time we will finalize our development strategy at the same time as finalizing a funding strategy for late-stage development in obesity.

And as we progress towards our corporate goal of being cash flow positive by the end — operating cash flow positive by the end of 2010, we will be focused on reducing our expenses and overall improving our operating results.

These five areas of focus in 2009 will provide us the opportunity to create significant value for patients, physicians, payers, and our shareholders.

Let me start off by talking about BYETTA. BYETTA is the first and only FDA-approved GLP-1 agonist and the only medicine today that addresses the significant unmet medical needs in type 2 diabetes by providing powerful sustained A1C control with weight loss. This is supported by a low risk of hypoglycemia. It’s in its fourth year in the market with over one million patients being treated. As I mentioned earlier, it was recently included in the American Diabetes Association treatment guidelines.

We are working to better understand the relationship between BYETTA and pancreatitis reported in some spontaneously reported cases. In keeping with our focus on patient safety, we have continued to pursue drug safety program that includes thorough investigation of individual spontaneous events along with clinical and epidemiological studies.

Now within the detection limits of an initial epidemiology study we have not observed an increased incidence of pancreatitis associated with BYETTA compared to other treatments for diabetes, thus a definitive causal relationship between BYETTA and pancreatitis has not been proven. This initial epidemiology study has just been published in the clinical medical research outcomes journal* last week.

The FDA is continuing with its review of the regulatory application for monotherapy and several other prescribing information updates, including revision of safety language. It is likely that this review will not be complete in this quarter. However, we remain confident that it will happen in the near future and continue to be encouraged with our interactions with the FDA and with their review of the data that we have provided.

We continue to work with our collaborator, Eli Lilly and Company, to improve the effectiveness and the efficiency of our collaboration together.

Now I spoke to you about the positive attributes of BYETTA, powerful glucose control with weight loss, and let me tell you why that is important. 80% of people with type 2 diabetes are overweight, obesity increases the risks of cardiovascular disease 44% in people with type 2 diabetes, and cardiovascular death accounts for at least 75% of all deaths among people with diabetes.

In fact, last October a study published in the Diabetologia, the journal for the European Association for the Study of Diabetes, encompassing over 60,000 patients found that the risk of coronary heart disease and death are significantly increased in the overweight and to an even greater extent in obese patients with type 2 diabetes compared with those who just have type 2 diabetes and are non-obese. In fact, their risk of death increases 71% over a six-year period.

These results provide prospective evidence demonstrating that weight gain is associated with increased cardiovascular risk in type 2 diabetes and therefore weight effects are critical consideration when selecting treatment for type 2 diabetes. Now this Diabetologia paper came out last year after the publication of a number of landmark studies at the American Diabetes Association meeting last June.

At that meeting the UKPDS 10-year follow-up, the ACCORD study, the ADVANCE study, and the VADT study were reported. These studies showed that treating patients earlier and lowering blood glucose without weight gain was critical to improved outcomes. In fact, the ADA and the EASD are considering these data as well and in fact that led to the change in the EASD/ADA guidelines, which included the inclusion of BYETTA in those guidelines.

I will point out that BYETTA was actually the only new medication added to the ADA/EASD guidelines in 2008. Indeed BYETTA was noted as the treatment of choice for patients for whom weight management and hypoglycemia are a concern. Now that represents somewhere around 80% to 90% of patients with type 2 diabetes, so both Amylin’s products, BYETTA and SYMLIN, are unique in that they provide powerful glucose control and weight loss. This positions them well in a market which is currently growing at epidemic proportions — is at epidemic proportions and is growing dramatically.

Moving on to exenatide once weekly. Once approved, exenatide once weekly could be the first once weekly therapy to treat type 2 diabetes with unprecedented efficacy and curable glucose control, sustained weight loss, and improved tolerability relative to BYETTA. Exenatide once weekly has a unique and compelling value proposition. It offers patients, payers, and physicians the long-term adherence solution needed to ensure improved health outcome for this disease.

As you can see in this slide, the A1C decline of 2% that we saw in the pivotal DURATION-1 study is unprecedented for this type of study. 74% of all patients achieved the ADA guideline endpoint of 7% or less. Average weight loss over 30 weeks was 9.5 pounds and there were improvements in CV events — sorry, CV risk factors including blood pressure, cholesterol, and triglycerides. There was no increase in

* Journal title is Current Medical Research and Opinion

hypoglycemia when exenatide once weekly was used with metformin or a thiazolidinediones and overall tolerability is improved compared with BYETTA.  In market research studies it isn’t surprising to find that doctors are excited by these results and are eager to bring this — to have this therapy as an option. Bringing exenatide once weekly to the market is our number one development priority.

I talked to you about the reasons why exenatide once weekly is so important, now I will update you on the status of the NDA filing. We had a pre-NDA meeting with the FDA in the second quarter of 2008. As a result of that meeting, we believe that the DURATION-1 study alone provides the necessary pivotal safety and efficacy data for the submission. We confirmed with the FDA at that meeting that we would be referencing the entire exenatide safety database as part of the application.

FDA feedback received in the fourth quarter last year on the DURATION-1 extension study is appropriate as the basis for demonstrating comparability between development scale material and commercial scale material manufactured at our new manufacturing facility in Ohio means that we will have extension data to demonstrate this comparability by the end of this quarter. I should say at the end of this month.

Additionally, the FDA published in December guidance on requirements for all IND holders of anti-diabetic therapies to show that their compounds do not increase the risk of cardiovascular events. We received feedback from the FDA regarding this latest guidance on assessing the risk of cardiovascular risk for exenatide and we were told to proceed with the meta analysis of the controlled clinical trials in the exenatide safety database to evaluate the cardiovascular risk for exenatide once weekly.

We will be providing specific details regarding this analysis in the coming weeks, but just to say at this point the preliminary analysis of this database, which includes several thousand patients, has already been completed and indicates that there is no increased risk of cardiovascular events associated with exenatide treatment. We are in the process of finalizing this analysis and the comparability data and remain on track to submit the exenatide NDA — exenatide once weekly NDA by the end of the second quarter of 2009.

Now I will share with you the progress on the head-to-head exenatide development program to drive rapid adoption at launch. This development program, if you think of it in terms of the context of the environment into which exenatide once weekly will be launching or is prescient, think about all that you have read recently about the need for clinical, comparative data. This program compares exenatide once weekly against alternative therapeutic choices, employing study designs to demonstrate superiority.

The objective is to launch and demonstrate the transformational nature of exenatide once weekly. These trials are on track. DURATION-2 is a head-to-head study of exenatide once weekly against a thiazolidinedione, or DPP-4 inhibitor, on a background of metformin therapy. Results from this study will report in the second quarter of this year.

DURATION-3 is a head-to-head study of exenatide once weekly against insulin glargine on a background of oral agent therapy and the results are expected in the third quarter. The DURATION-4 is a head-to-head study of stand-alone therapies — exenatide once weekly against either metformin, a thiazolidinedione, or a DPP-4 inhibitor. It was initiated last quarter and is expected to be completed next year.

Now also on this slide, please note a very important study is also planned to initiate this year; that is the CV outcomes study. We have seen very positive effects on cardiovascular surrogate outcomes with exenatide; that is blood pressure, triglycerides, and lipids. We have engaged a steering committee composed of outside experts to assist us in designing a robust cardiovascular outcomes study.

The study will give us the opportunity to demonstrate the effects of exenatide once weekly on cardiovascular outcomes as well as other endpoints of interest to our stakeholders. The design will be reviewed with the FDA with plans to initiate patient enrollment in the second half of this year with interim data in 2012 and final data in 2016.

As you can see by looking at this cadre of studies, we are positioning exenatide once weekly for near- and long-term success by addressing the possible entrants of competitors. We believe that these studies will enable exenatide once weekly to dominate the diabetes marketplace in the future.

In summary, exenatide once weekly is a product that we believe will transform diabetes therapy. It will be the first once weekly therapy for diabetes ever. It has transformational efficacy supported by the BYETTA safety profile. The FDA path for regulatory submission is established. We have a manufacturing facility that is operational. We have an aggressive clinical plan to ensure rapid adoption and we believe exenatide once weekly offers a truly unique value proposition for patients, physicians, and for payers. And as I mentioned earlier, we remain on track for submission by the end of the first half of this year.

Now I would like to move on to talk to you about SYMLIN, our other product for use in people with type 1 or type 2 diabetes who use mealtime insulin. SYMLIN is a synthetic analogue of human amylin, a naturally occurring hormone that is made in the beta cells of the pancreas, the same cells that make insulin. SYMLIN is the first and only FDA approved amylin mimic and has been on the market for nearly 4 years. It addresses key unmet needs of insulin therapy by reducing blood glucose fluctuations, improving glucose control, and reducing body weight for people with type 1 and type 2 diabetes who use insulin, mealtime insulin.

SYMLIN had revenue of $86.8 million in 2008, which represented a 33% growth rate over 2007. We expect to see similar growth in 2009 as a result of our very focused physician targeting and patient selection, as well as managing expectations and supporting patients to increased persistence through a high-touch, high-support marketing strategy.

Another area for value creation in Amylin is our obesity program. Our obesity program leverages our experience with diabetes and peptide and protein science, and as a result we are able to develop product candidates utilizing a risk advantaged development strategy that focuses on peptide and protein mimics of human hormones. Overall, our pipeline is built on combining multiple hormones with additive/synergistic effects to produce an integrated neurohormonal therapy for obesity, something we call it INTO, optimizing native hormones through peptide engineering to generate analogues with superior biological and pharmaceutical attributes and incorporating sustained-release or alternative delivery technologies to enhance patient convenience and adherence. Together these approaches offer the potential for safe and effective weight loss, approaching or exceeding double-digit percentage and significant improvements in ancillary medical conditions.

Now to focus on our most advanced opportunity, obesity — that is an obesity combination of analogues of the human hormones amylin and leptin. In our proof-of-concept study, Phase II proof-of-concept study we showed that when we used the amylin and leptin analogues, that is pramlintide and metreleptin, that after 24 weeks there was 12.7% body weight reduction.

In the third quarter of this year we will report out a fully-enrolled study, Phase IIb study which has over 600 patients in it and is a multi-arm study which is looking at different dosing combinations of pramlintide and metreleptin. This study has the promise to meet the unmet needs of safe and highly effective weight loss therapy, and we are looking forward and excited to seeing the results of this study in the third quarter.

Our other opportunity is in our pipeline, is our second-generation amylin mimic called davalintide. This is an amylin mimic which has been optimized for weight loss. This product is in Phase II and the Phase II study will report out in the fourth quarter of this year.

Now I would emphasize that we are keeping close control on all our costs when it comes to our obesity pipeline and are actively managing our R&D expenses. Additionally, we are pursuing options to offset R&D expenses with our obesity and early-stage programs through potential partnerships or project financings. We anticipate having more information to report to you about our obesity strategy by the end of this year.

Now moving onto our fifth and final area of value creation, I will highlight our progress towards improving our operating results. Our key objective as a company is to be cash flow positive from operations by the end of 2010. In 2008 our total revenues were $840 million with product revenues — net product revenues of $765 million and we had a non-GAAP operating loss of approximately $120 million.

For 2009 our goal is to reduce that non-GAAP operating loss to between $75 million and $100 million. We will achieve that by continuing to focus on reducing our overall operating expense. Our GAAP operating expense is estimated to be reduced over 2008 by over $100 million. And we expect to finish 2009 with a cash balance of approximately $600 million, down a couple of hundred million from the end of 2008 where it was $817 million. Additionally, I would point out that we continue to have access to a loan from Eli Lilly and Company of $165 million.

As you can see, we are continuing to be very focused on managing our expenses and indeed focused on managing our cash flow from operations. And we are well capitalized and continue to take deliberate action to manage expense.

On this slide you can see that we have before us a number of regulatory and development milestones representing key near-term value creation opportunities that will position us for long-term success. The FDA is continuing to review the regulatory application for monotherapy for BYETTA and several other prescribing information updates. That includes the revision of the safety language.

As I mentioned, it is likely that that will not be complete in the first quarter. However, we remain confident that it will happen in the near future and we continue to be encouraged by our interactions with the agency and their review of the data that we have provided.

In the second quarter we will report the DURATION-2 study and the DURATION-3 study will be available the following quarter. Also in the third quarter will be the results of the pramlintide/metreleptin study, Phase IIb study, and then we expect the results from the Phase II davalintide study in the fourth quarter. Finally, we will finalize our obesity funding and development strategy which includes assessing partnership opportunities to offset the cost of advancing these compounds into Phase III by the end of the year.

This is an action-packed year for Amylin with numerous events that we believe will create significant value for shareholders. So to finalize, in 2009 we are confident in our five-point plan for value creation and remain focused on execution. Growing BYETTA, gaining approval of the monotherapy label, submitting exenatide once weekly, continuing to grow SYMLIN, completing the clinical work in our obesity franchise, and focusing intently on managing our operating expense to improve our operating costs are our five goals for 2009.

These five areas we believe will provide significant opportunity to create value for patients, for physicians, for payers, and our shareholders. Thank you for your attention this morning. I very much appreciate it.

Phil, do we have some time for questions? Okay, absolutely. Okay, Phil?

QUESTION AND ANSWER

Phil Nadeau  - Cowen and Company - Analyst

(inaudible question - microphone inaccessible) completed within the next few weeks. What is the (inaudible) strategy (inaudible) and if so what type of data will you announce? And maybe give us an idea of how to interpret that?

Dan Bradbury  - Amylin Pharmaceuticals, Inc. - President & CEO

I think the key thing will be our internal assessment of whether or not that comparability data meets the requirements as laid out to us in correspondence from the FDA. And I think you can be confident if we are also — continue to announce that we are planning to submit the NDA that we believe that it will have met the end point. Sir?

Unidentified Audience Member

(inaudible question - microphone inaccessible)

Dan Bradbury  - Amylin Pharmaceuticals, Inc. - President & CEO

BYETTA and exenatide once weekly are not being discussed on the upcoming panel to our knowledge. We have had no indication from the FDA that they intend to do that.

I think to some extent what I believe you are reflecting is the fact the FDA is extremely busy at this point in time. There is a lot going on in the division and that certainly to some extent is holding things back from our point of view. We are seeing that it’s taking longer to turn things around and that is I don’t think inconsistent with what we have been seeing by other companies as well.

Unidentified Audience Member

(inaudible question - microphone inaccessible)

Dan Bradbury  - Amylin Pharmaceuticals, Inc. - President & CEO

No, as I indicated, I don’t expect to see it in the first quarter now. I expect it to be — I would hope soon thereafter. However, it’s very difficult to predict at this point in time.

Any further questions? If not, then thanks very much and I appreciate your attendance here this morning. Thank you.

QUESTION AND ANSWER BREAKOUT

Unidentified Audience Member

(inaudible question - microphone inaccessible)

Dan Bradbury  — Amylin Pharmaceuticals, Inc. - President & CEO

So that is a great question. Just to repeat the question just in case we are being webcast, so the question was will we know from the FDA panel what the sentiment is with regards to the label for BYETTA on pancreatitis?

I don’t expect so. I mean we have had no indication from the FDA that there is going to be any discussion with regards to exenatide data at the panel meeting. We haven’t been asked to attend that panel. There will, of course, be Amylin people watching what is going on but we haven’t been asked to formally attend the meeting.

So as far as I am aware the meeting, there is two days. One is on saxagliptin and then the second day is on liraglutide. And the agenda for those two days hasn’t yet been set or, sorry, should not say, has not yet been published.

Unidentified Audience Member

(inaudible question - microphone inaccessible)

Dan Bradbury  - Amylin Pharmaceuticals, Inc. - President & CEO

You know, I guess what I would say to you there is that the FDA has in the past put products together as a class review, but that is not always the case. And in fact, more often than not they actually are as focused on the individual products that are being reviewed.

The reason for that is I think they are quite careful about not to make assumptions with regards to class effects unless there clearly is a direct mechanistic association for an effect. In particular — and I think one of the things that people need to be very, very clear about when thinking about exenatide versus any other GLP-1 compound is that the weight of evidence in terms of safety in particular is significantly greater.

This product has been on the market for over four years. Over one million people have used it. It also is a very different chemical entity from any of the others that are currently in development. So as I said at a previous investor presentation the inconvenient truth is that not all GLP-1s are created equal and perhaps that is a good way to think about it because I think that is the way the FDA thinks about it.

Unidentified Audience Member

(Inaudible question - microphone inaccessible)

Dan Bradbury  - Amylin Pharmaceuticals, Inc. - President & CEO

Yes. If you don’t mind, I will repeat your question. So the question was you have said that you would be able to use the exenatide entire safety database including the BYETTA patients and that is what the FDA confirmed. And that is right, the FDA did confirm. They told us to proceed on an analysis — meta analysis based on the controlled clinical studies that have been done for both BYETTA and exenatide once weekly.

Unidentified Audience Member

(Inaudible question - microphone inaccessible)

Dan Bradbury  - Amylin Pharmaceuticals, Inc. - President & CEO

Last quarter after they issued the guidance. We actually connected with them directly to confirm that was the appropriate way to go forward. Sir?

Unidentified Audience Member

(inaudible question - microphone inaccessible)

Dan Bradbury  - Amylin Pharmaceuticals, Inc. - President & CEO

Yes, 165 million. Yes.

Unidentified Audience Member

(inaudible question - microphone inaccessible)

Dan Bradbury  - Amylin Pharmaceuticals, Inc. - President & CEO

The loan, the Lilly loan — the collateral for that loan is the facility that we have built in Ohio, the manufacturing facility.

Unidentified Audience Member

(Inaudible question - microphone inaccessible)

Dan Bradbury  - Amylin Pharmaceuticals, Inc. - President & CEO

So the question is what happens to the Lilly loan if we get acquired by another company? I think in that case it’s — the same thing would apply to the acquirer. The acquirer has the same obligations as we would to Lilly unless Lilly at that time then triggers the change of control provision within our collaboration contract, which may or may not lead to the change in ownership of exenatide.

I think I would refer you back to our collaboration agreement and the change of control provision because that actually has greater — that has more importance here than the loan agreement.

Unidentified Audience Member

(Inaudible question - microphone inaccessible)

Dan Bradbury  - Amylin Pharmaceuticals, Inc. - President & CEO

No. They are distinct.

Unidentified Audience Member

(Inaudible question - microphone inaccessible)

Dan Bradbury  - Amylin Pharmaceuticals, Inc. - President & CEO

You are welcome.

Unidentified Audience Member

(Inaudible question - microphone inaccessible)

Dan Bradbury  - Amylin Pharmaceuticals, Inc. - President & CEO

Absolutely. So the question was about the statement about enhancing the effectiveness and the efficiency of the sales and marketing efforts with Lilly. We have been working consistently with Lilly over the years to refine the way that we work together on both the sales and marketing front. Most recently at Amylin we appointed a new head of commercial, our senior vice president of Sales and Marketing, Vince Mihalik.

He actually joined us from Eli Lilly and Company, and Vince and his counterpart in Lilly Enrique Conterno are working together to improve the way that our sales forces interact as well as to improve the efficiency of the way that our marketing departments work together.

Unidentified Audience Member

(inaudible question - microphone inaccessible)

Dan Bradbury  - Amylin Pharmaceuticals, Inc. - President & CEO

So the question was about the restructuring and could I talk about the sales forces and the effect on the sales forces. Actually the restructuring that we undertook last year was a 25% reduction in the workforce in our San Diego operations. It mainly affected our R&D infrastructure and operations group. It didn’t affect, actually, our commercial group. So there was no reduction in the headcount in our sales force last year as a result of the restructuring.

Unidentified Audience Member

(inaudible question - microphone inaccessible)

Dan Bradbury  - Amylin Pharmaceuticals, Inc. - President & CEO

That is a great question. So currently there are over 1,600 people in the field who are responsible for the sales and marketing of BYETTA.

Unidentified Audience Member

(Inaudible question - microphone inaccessible)

Dan Bradbury  - Amylin Pharmaceuticals, Inc. - President & CEO

That is a great question, Kevin. So the question was could I comment on sensitivity to sales force size on the marketing and sales of BYETTA. That is a great question we are actually looking at that at this time. Previously work that we did demonstrated that there would be a benefit to increasing the field force. Last year we increased our field force by 65 people and we matched Lilly’s field forces.

Since that time I think it’s fair to say that there has been an evolution in the diabetes marketplace. One of the things that we are saying is that major brands are pretty flat. You see Lantus is pretty flat. You see Januvia is pretty flat and responsiveness to sales force size doesn’t seem to be as great as it used to be. And that is, I think, pretty indicative of what is going on in chronic disease markets in general.

So certainly one of the things that we are looking at is whether or not there should be a change in our philosophy there, but we haven’t made any decisions at this time.

Unidentified Audience Member

(inaudible question - microphone inaccessible)

Dan Bradbury  - Amylin Pharmaceuticals, Inc. - President & CEO

SYMLIN certainly is for a smaller audience than for BYETTA. So with SYMLIN we really focus on the diabetes specialists, the endocrinologists and what we like to call the “endo-mimetics.” That is physicians who are primary care/internal medicine physicians who see a large proportion of diabetes patients and generally speaking have support for diabetes patients within their clinics. And that is a significantly smaller group of physicians.

Any additional questions? No? Oh, sorry.

Unidentified Audience Member

(inaudible question - microphone inaccessible)

Dan Bradbury  - Amylin Pharmaceuticals, Inc. - President & CEO

That is a great question. I think it’s fair to say that there were some very significant misperceptions created at the time of the FDA alert that occurred last year. We have continued to try and ensure that we are able to educate physicians with the latest information we have. And indeed our primary goal at the time of the FDA alert last year was to ensure that we fully educated physicians as widely as possible about the totality of the knowledge that we have.

That is totally consistent with our approach as a company of being focused on patient safety. And that approach has been manifest further by our additional investment in finding out more about pancreatitis in diabetes as well as investing in significantly in clinical and in epidemiological studies, which we have now shared with the FDA. The dialogue with the FDA is ongoing at this point with regards to their thoughts about how to adjust our label.

What I would say to you is that one of the things I have been most pleased about in our interactions with the FDA is how open they have been to receiving new information. It’s clear that we have a consistent goal together and that is to get the appropriate language included in our label to reflect the totality of the data that we know with regards to pancreatitis. It is clear at this point in time that as a result of the epidemiologic studies it’s not possible to make any conclusion with regards to any causal relationship between BYETTA and pancreatitis.

Unidentified Audience Member

(inaudible question - microphone inaccessible)

Dan Bradbury  - Amylin Pharmaceuticals, Inc. - President & CEO

So the update with regards to the monotherapy indication and the update with regards to safety, these two are now being concurrently reviewed at the FDA and so they are being linked together. And so what we originally thought at the beginning of this quarter was that we would be completed with this work by the end of the quarter. Unfortunately, that is not how it seems it’s going to be. Things are taking a little bit longer with the Agency.

I must admit, from my point of view, I would prefer them to take the time, review the data completely, and ensure that we get the correct language and labeling at the time of the approval of the monotherapy indication as well as the update with regards to safety language.

Unidentified Audience Member

(inaudible question - microphone inaccessible)

Dan Bradbury  - Amylin Pharmaceuticals, Inc. - President & CEO

Well, I think what is going on is that there are a number of things that are being looked at and I think it’s just easier to do. Instead of doing one label update one week and then doing another label update the next week and then another one the following week, the Agency is looking at them altogether. Kevin?

Unidentified Audience Member

(inaudible question - microphone inaccessible)

Dan Bradbury  - Amylin Pharmaceuticals, Inc. - President & CEO

They are not actually counted as biologics. They are reviewed by the  CDER and not CBER.

Unidentified Audience Member

(inaudible question - microphone inaccessible)

Dan Bradbury  - Amylin Pharmaceuticals, Inc. - President & CEO

Right. The IP packages on these products are extremely strong. We have patents on BYETTA going out through 2016 and on pramlinitide through 2018 on the initial patents. And then beyond that additional delivery patents and formulation patents beyond that. Exenatide once weekly has a unique number of patents related to not only the product itself, the way it’s made, the microspheres, but also the manufacturing of the product.

I would say that my view on the patents is that whilst I believe with the patents are extremely important, I would also say that the probability of somebody actually building a new facility like we have just done for exenatide once weekly is extremely low just given the amount of money we just had to put into it.

Unidentified Audience Member

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Dan Bradbury  - Amylin Pharmaceuticals, Inc. - President & CEO

I don’t think anything is kind of run of the mill I guess, but I appreciate the characterization. BYETTA is a peptide; it’s a 39 amino acid peptide. It’s not that simple to make; there aren’t that many places in the world that can make it. But from a patent standpoint, we have very strong patents in place to protect it and we believe that those patents will protect it at least through 2016.

Unidentified Audience Member

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Dan Bradbury  - Amylin Pharmaceuticals, Inc. - President & CEO

So price increases over the last few years, we have been reasonably aggressive with regards to our price increases over the last few years as we have looked to position the products for value in the marketplace and establish them relative to other products.

What I would say there is that I do think we are entering into an even more challenging period with regards to pricing. But at the end of the day I think it all comes down to what is the value that you actually bring to the patient and to the health care system. I would really take your attention to the program that we have initiated for exenatide once weekly.

The whole clinical program is deliberately designed to demonstrate clinical comparative data and to enable us to be able to be very quantitative with respect to the value proposition that exenatide once weekly brings relative to the existing therapies. And that I believe will help us significantly in our pricing strategy as well.

Unidentified Audience Member

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Dan Bradbury  - Amylin Pharmaceuticals, Inc. - President & CEO

It’s a little bit difficult to say how we will compete when there haven’t even been approved yet, right? But just to say that — I mentioned it earlier that not all GLP-1s are alike and there are significant differences between BYETTA and the GLP-1 products. I think it’s not clear what all of those differences are at this time, but more will become, I think, available to us over the coming couple of weeks actually.

And then thereafter we will soon see what is some of the differences. But one of the two key differences that I think we know today is that firstly our experience with regards to BYETTA is significantly greater than any new chemical entity coming into the market place. And indeed our reimbursement is tremendous. We have over 85% reimbursement at Tier 2 and that is something that any new entrant into the marketplace is going to take some time to address.

So we feel very confident with regards to the competitive profile of BYETTA and of course exenatide once weekly leverages those competitive edges that we already have in an even more convenient, more efficacious form. So I think it gives us a strong opportunity for very significant market dominance going forward.

Unidentified Audience Member

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Dan Bradbury  - Amylin Pharmaceuticals, Inc. - President & CEO

As is just mentioned earlier, monotherapy approval — during my presentation I mentioned that it seems it would be unlikely this quarter now, mainly as a result of the Agency taking more time to review data that we have given to them. We expect — we are pleased with the way that the Agency is taking the time to review the data. We expect it to be forthcoming fairly soon in the second quarter, but that is purely an estimate. I will just say that is purely an estimate.

Okay. All right. Thanks very much, everybody, for questions. I appreciate it. Good to see old friends today and top of the morning to you.